Exhibit 10.11

LEE ENTERPRISES, INCORPORATED

INCENTIVE COMPENSATION PROGRAM

1.	PURPOSE

The purpose of the Incentive Compensation Program (the “Program”) is to (i) pay annual bonus compensation and/or (ii) make incentive-based restricted stock awards to executives of Lee Enterprises, Incorporated (the “Company”) that constitute performance-based compensation, within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”). Compensation under the Program shall be paid for services performed during a fiscal year ending on September 30.

2.	ADMINISTRATION

(a)	The Program shall be administered by the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). No member of the Committee shall be eligible to participate in the Program. The Committee shall be comprised of two or more members who are “outside directors” for purposes of Code Section 162(m)(A)(C)(i).

(b)	The Committee shall have the power and discretionary authority to adopt, amend and rescind any administrative guidelines, rules, regulations, and procedures deemed appropriate to the administration of the Program, and to interpret and rule on any questions relating to any provision of the Program. The Committee shall not take any action that would result in the payment of compensation under the Program to any participant who is a “covered employee” if such payment would not be “performance-based compensation,” within the meaning of Code Section 162(m), as reasonably determined by the Committee.

(c)	The decisions of the Committee shall be final, conclusive and binding on all parties, including the Company and participating employees.

(d)	The Board may from time to time amend, suspend or terminate the Program, in whole or in part.

3.	PARTICIPATION

Key executives of the Company who are from time to time designated by the Committee to be Participants shall be eligible to participate in the Program.

4.	PERFORMANCE GOALS

(a)	No later than ninety days after the beginning of each fiscal year, the Committee shall establish in writing (i) one or more Performance Goals (as defined below in section 4(c)) that must be attained in order for a participant to receive an award of compensation under the Program for the fiscal year and (ii) the amount of the award to be paid upon attainment of the Performance Goals. The Committee shall have the discretion to revise the amount to be paid or awarded upon the attainment of Performance Goals solely for the purpose of reducing or eliminating the amount of the award otherwise payable upon attainment of these goals.

(b)	The maximum individual annual cash award for any fiscal year shall be equal to 200 percent of the annual base salary of the participant as of the last day of the fiscal year. Notwithstanding, in no event may a participant’s maximum cash award hereunder exceed two million dollars for any fiscal year.

(c)	The maximum incentive-based restricted stock award for any fiscal year shall not exceed 100,000 shares of Common Stock of the Company.

(d)	A “Performance Goal” is a nondiscretionary performance goal established in writing by the Committee; it must be based exclusively on one or more of the following business criteria: net earnings, operating cash flow, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, or total shareholder return. Performance Goals may not be changed once established by the Committee, except that the Committee retains discretion to reduce or eliminate an award as described in section 4(a) above. Performance Goals must be measurable and quantifiable. Performance Goals may be particular to an individual participant or to a division, department, branch, line of business, subsidiary or other unit, or based upon the performance of the Company generally. Performance Goals may vary from participant to participant and from fiscal year to fiscal year.

(e)	Notwithstanding any other provision of this Program, the Committee shall have the discretion to award compensation under this Program regardless of the attainment of a Performance Goal on account of participant’s death or termination of employment on account of a long term disability, as determined by the Committee.

5.	DETERMINATION OF AWARDS

Prior to the payment of any award under this Program, the Committee shall certify in writing that Performance Goals have been attained. No payment shall be made under the Program in the absence of such certification; however, the attainment or failure to attain Performance Goals under this Program shall have no effect on payment of compensation to a participant under any other plan, program, agreement, or arrangement, including discretionary payments, on the basis of goals or criteria separate from the business criteria set forth in section 4(d) above.

6.	COMMUNICATION

Participants shall be advised in writing of their participation in the Program and of the Performance Goals applicable to their awards.

7.	PAYMENT OF AWARDS

Cash and incentive-based restricted stock awards shall be payable as soon as practicable after the certification of the attainment of the Performance Goals, as described above in section 5; provided, however, that payment or grant of part or all of any award may be deferred in the discretion of the Committee or deferred in accordance with the terms of any deferred compensation arrangement applicable to a participant.

8.	EFFECTIVE DATE OF PROGRAM

The Program shall be effective October 1, 2004, subject to approval by a majority of stockholders at the 2005 Annual Meeting of the Company. The Program shall continue until terminated by the Board.

9.	MISCELLANEOUS

(a)	To the extent that the Program provides for any deferral of compensation, it is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b)	Participants are unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Program.

(c)	A participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Program. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

(d)	The Program shall not constitute a contract of employment between the Company and any participant.

(e)	The Company shall have the right to deduct from all amounts paid under the Program any taxes required by law or other amounts authorized by the participant to be withheld therefrom.

(f)	The Program shall, upon its effectiveness, supersede and replace the annual incentive bonus program heretofore in effect.

(g)	The Program shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law, and without regard to conflict of law principles.

Approved by the Lee Enterprises, Incorporated Executive Compensation Committee on November 16, 2004.